Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

XAI Octagon Floating Rate & Alternative Income Term Trust

We consent to the use of our report dated November 26, 2019, with respect to the financial statements and financial highlights of XAI Octagon Floating Rate & Alternative Income Term Trust, incorporated herein by reference, to the use of our report dated November 27, 2020, with respect to the financial statements and financial highlights of XAI Octagon Floating Rate & Alternative Income Term Trust, included in a supplement to the Prospectus, and to the references to our firm under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information filed on Form N-2 and incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois

December 4, 2020